                                                                Exhibit 5.1
                               June 17, 1997
                                                              C 33296-00020

Government Technology Services, Inc.
4100 Lafayette Center Drive
Chantilly, Virginia  20151-1200

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We refer to an aggregate of 2,355,000 shares of Common Stock ("Shares"), par value $.005 per share, of Government Technology Services, Inc., a Delaware corporation (the "Company"), which are the subject of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Of the Shares subject to the Registration Statement, 300,000 shares are to be reserved for issuance pursuant to the 1994 Stock Option Plan (the "1994 Plan"), 600,000 shares are to be reserved for issuance pursuant to the 1996 Stock Option Plan (the "1996 Plan"), 300,000 shares are to be reserved for issuance pursuant to the 1997 Non-Officer Stock Option Plan (together with the 1994 Plan and the 1996 Plan, the "Plans") and 1,155,000 shares are to be issued pursuant to options outstanding under nonstatutory stock option agreements with certain members of the Company's executive management (the "Option Agreements").

     We have examined the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have determined relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon our examination mentioned above, we are of the opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Registration Statement, the Plans and the Option Agreements, and, when (a) the Registration Statement has become effective under the Act, (b) the pertinent provisions of any applicable state securities law have been complied with, and (c) in the case of options issued under the Plans or the Option Agreements, the Shares have been paid for, the Shares so issued will be legally issued and will be fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                                        Very truly yours,

                                        GIBSON, DUNN & CRUTCHER LLP